EXHIBIT 99.1

Stratus Media Group Enters Dermatological and Restorative Medicine Industry, Signs Merger Agreement with Two Biopharmaceutical Companies, Changes Corporate Name to Restorgenex, and Announces New Chairman and Vice Chairman

September 29, 2013 09:00 PM Pacific Daylight Time

LOS ANGELES--(BUSINESS WIRE)--Stratus Media Group, Inc. (OTCQB:SMDI), announced today that it plans to enter the dermatological industry with the execution of a definitive merger agreement with two related companies - Canterbury Laboratories, LLC, and Hygeia Therapeutics, Inc. Upon the closing, Stratus, which will be renamed Restorgenex Corporation, plans to create a world-class cosmeceutical and pharmaceutical company in the large and expanding field of dermatology and restorative medicine. The merger agreement was approved by the board of directors of all companies and is expected to close following the satisfaction of customary closing conditions including the completion of the audit of Canterbury and Hygeia. Upon the closing, Stratus will acquire the exclusive license for 24 patent-protected compounds from Yale University. These unique compounds address hormonal aging and are scientifically validated to improve the appearance of skin and hair. Upon the closing, Restorgenex Corporation plans to build an anti-aging skincare brand for women over forty-five.

“We are honored to have Dr. Barer and Mr. Blech, two highly accomplished biotechnology entrepreneurs, join our Board of Directors and help build the company into a leader in the biopharmaceutical industry.”

As part of this merger and its commitment to biopharmaceuticals, the company also announced today the appointment of Sol J. Barer, Ph.D., the former chairman and CEO of Celgene who has more than 30 years of experience with publicly traded biotechnology companies, as Chairman of its Board of Directors, and Isaac Blech, a leading biotechnology entrepreneur and investor, as Vice Chairman of its Board of Directors. Both will assume these positions effective November 1, 2013.

Dr. Barer spent 18 years leading Celgene as president, COO and CEO, culminating with his tenure as Celgene's executive chairman and chairman before retiring in June 2011. Under his helm, Celgene became the third largest independent biotechnology company in the world and a member of the S&P 500 with a current market capitalization exceeding $60 billion. Dr. Barer serves on the Board of several companies including: Amicus Therapeutics, Inc. and Aegerion Pharmaceuticals, Inc., and is Chairman of the Board of Cerecor, Inc., ContraFect Corp., InspireMD, Inc., Medgenics, Inc., Edge Therapeutics, Inc., and Centrexion Corporation.

Over the past three decades, Mr. Blech has become one of the most successful private company founders and financiers in the biotechnology industry. He has been instrumental in establishing some of the world's leading biotechnology companies including Celgene Corporation, Genetic Systems Corporation, ICOS Corporation, Nova Pharmaceutical Corporation and PathoGenesis Corporation. These companies are responsible for major advances in oncology, infectious disease and cystic fibrosis. Current roles include: Founder, Vice Chairman, Cerecor, Inc., a private company developing new treatments for central nervous system disorders; Director, ContraFect Corporation, a private company developing therapies for infectious diseases; Vice Chairman, Premier Alliance Group, an energy and financial regulation consulting company; Director, Medgenics, Inc., a company with a novel approach to gene therapy; Vice Chairman, SpendSmart Payments, Inc., an innovator in e-commerce, Edge Therapeutics, Inc., a research leader in brain trauma, and Centrexion Corporation, a pain control company.

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“We are honored to have Dr. Barer and Mr. Blech, two highly accomplished biotechnology entrepreneurs, join our Board of Directors and help build the company into a leader in the biopharmaceutical industry,” said Jerold Rubinstein, current Chairman and CEO of Stratus. Mr. Rubinstein will remain a member of the Board of Directors and serve as Chairman of the company’s audit committee.

As part of the transaction, Founder and Chief Executive Officer of Canterbury Laboratories and Hygeia Therapeutics, Yael Schwartz, Ph.D., will join the Restorgenex’s Board of Directors. Dr. Schwartz will also serve as President of the Canterbury and Hygeia division of the company. Dr. Schwartz has over 20 years combined experience in both drug development and academic research. Prior to founding Hygeia Therapeutics, she held positions of increasing responsibility at Sepracor where she had direct responsibility for the pharmacology content of numerous INDs and NDAs for CNS and respiratory drugs. The earlier part of her career included stints at both Parexel International and the Dana-Farber Cancer Institute where she worked on cardiovascular medications and cancer therapeutics, respectively. Over the course of her career, five of the drugs she helped to discover and develop obtained FDA approval and are currently used in clinical practice.

www.stratusmediagroup.com

Forward-Looking Statements

Statements in this press release relating to plans, strategies, projections of results, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Acts of 1933 and 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors. Although the company's management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. The company has no obligation to update these forward-looking statements.

Contacts

Stratus Media Group, Inc.

Tim Boris, 310-526-8700

timb@stratusmediagroup.com

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